                                                                   EXHIBIT 10.17

              JOINT VENTURE AND LIMITED LIABILITY COMPANY AGREEMENT

      THIS AGREEMENT is entered into as of October 14, 2004, by and between Teknik Digital Arts Inc., a Nevada corporation ("Teknik"), and PEP PAD, LLC., a Delaware Corporation ("Parisi").

                              W I T N E S S E T H:

      WHEREAS, Teknik develops technologies and intellectual properties utilized on desktop windows, wireless phones, video game consoles and other consumer electronic devices;

      WHEREAS, Parisi provides unique speed training programs for all sports and is an exclusive licensee of the "SDK" software for performance enhancement fitness related pressure sensitive mats with connectivity to a personal computer as well as gaming consoles or a self contained unit having an integrated screen;

      WHEREAS, Teknik and Parisi wish to enter into a joint venture (the "JV") for the purpose of developing, publishing and marketing physically interactive performance enhanced video games/ pursuant to the licensing rights obtained by Parisi (the "Business"); and

      WHEREAS, Teknik and Parisi desire to form the JV as a limited liability company under the Arizona Limited Liability Company Act, A.R.S. Sections 29-601, et seq., as amended from time to time (the "Arizona Act"), to conduct the Business.

      NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Teknik and Parisi agree as follows:

                            ARTICLE 1-DEFINITIONS

      For purposes of this Agreement:

      "ARIZONA ACT" means "The Arizona Limited Liability Company Act," Arizona Revised Statutes, Sections 29-601, et seq.;

      "CAPITAL ACCOUNT" has the meaning set forth in Section 4.5(a);

      "CAPITAL EXPENDITURE" means any amount properly incurred by a Member to purchase or maintain any item of equipment or other capital asset for the JV, which amount would be recorded as a capital expenditure for GAAP purposes;

      "CAPITAL EXPENDITURE DISTRIBUTION AMOUNT" means, with respect to any Capital Expenditure, ten percent of the amount of such Capital Expenditure in the fiscal quarter in which such Capital Expenditure is incurred and in each of the succeeding nine fiscal quarters;

      "CHANGE OF CONTROL" means any event (except going public), transaction or occurrence as a result of which the current shareholders or interestholders of a Member cease to directly or indirectly own and control 50% or more of the economic and voting rights of each class of the outstanding capital stock or the interests of such Member on a fully diluted basis.

      "CODE" means the Internal Revenue Code of 1986, as amended:

      "COMMON STOCK" means the common stock of Teknik.

      "DECEASED SPOUSE" has the meaning set forth in Section 9.1(c);

      "DEVELOPMENT ACTIVITIES" means the research, development, manufacture and sale of the Physically Interactive Video Games using the Parisi PEPPAD, including the provision of the funding for the acquisition of the Future JV Licenses and the provision of accounting services.

      "DISTRIBUTION ALLOCATION" has the meaning set forth in Section 4.6;

      "DIVORCED MEMBER" has the meaning set forth in Section 9.1(d);

      "DIVORCED SPOUSE" has the meaning set forth in Section 9.1(d);

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      "EXISTING PARISI LICENSED PROPERTY" means, collectively, the rights of
Parisi or its affiliates; (i) subject to The Andamiro USA Corp. License, to publish performance enhancement fitness related Video Games for console and PC applications, which rights shall be assigned to the JV by Parisi, pursuant to
Section 4.4(a)(i);

      "EXISTING PARISI LICENSES" means the Andamiro USA Corp. SDK Software License.

      "FISCAL YEAR" has the meaning set forth in Section 3.5;

      "FUTURE JV LICENSES" means the rights hereafter acquired by the JV to publish Physically Interactive Video Games using the Parisi PEPPAD.

      "GAAP" means generally accepted accounting practices in the United States, consistently applied;

      "IMPROVEMENTS" means any and all Technology developed by (or on behalf of) the JV or Teknik, alone or in conjunction with others, or with respect to which the JV or Teknik acquires intellectual property rights, during the term of this Agreement;

      "INITIATING MEMBER" has the meaning set forth in Section 9.6;

      "JV" means "TEKNIK PARISI, LLC", or such other name hereafter selected by the Members, the limited liability company to be formed by the Members pursuant to Article 3:

      "JV FINANCINGS" means short or long term secured or unsecured JV debt, or private placements or public offerings of JV equity:

      "JV LICENSES" means the Existing Parisi Licenses and the Future JV
Licenses;

      "KNOW-HOW" means the general and specific knowledge, experience, and information, not in written or printed form, used by the JV or Teknik and applicable to the design, development, manufacture, assembly, servicing, or sale of Video Games;

      "LICENSED PROPERTY" means the Exclusive Patent & Copyright License entered into between Andamiro USA. Inc. and Parisi Sports, Inc. dated June 25, 2003.

      "LIENS" means all charges, claims, encumbrances, leases, liens, mortgages, security interests, and other restrictions of any kind and nature against personal or real property;

      "LIQUIDATING MEMBER" has the meaning set forth in Section 8.3;

      "MANAGEMENT COMMITTEE" has the meaning set forth in Section 5.1(a);

      "MANAGER" has the meaning set forth in Section 5.4;

      "MAXIMUM DRAWDOWN OTHER MEMBER" has the meaning set forth in Section 9.5;

      "MEMBER SPOUSE" has the meaning set forth in Section 9.1(c);

      "MEMBER REPRESENTATIVES" has the meaning Set forth in Section 5.1(a);

      "MEMBERS" has the meaning set forth in Section 3.4;

      "MEMBERSHIP INTEREST CONVERSION RIGHT" has the meaning set forth in
Section 10.1;

      "NET DISTRIBUTIONS" has the meaning set forth in Section 4.6;

      "NET PROFITS" or "NET LOSS" means, as appropriate, the taxable income or loss of the JV for a designated period for Federal income tax purposes as determined by the JV's independent public accountants, increased by the amount of any tax-exempt income of the JV during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures of the JV within the meaning of Treasury Regulation Section 1.704-I(b)(2)(iv) of the JV;

      "OTHER MEMBER" has the meaning set forth in Section 9.5;

      "PARTICIPATING INTERESTS" has the meaning set forth in Section 4.1;

      "PARTY" or "PARTIES" means an individual or entity that has executed this Agreement or is an assignee under it;

      "PARISI" has the meaning set forth in Section 3.4;

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

      "PARISI ASSIGNMENT" has the meaning set forth in Section 4.4(a)(i);

      "PROFIT/LOSS ALLOCATION" has the meaning set forth in Section 4.2:

      "REIMBURSABLE EXPENSES" means: (i) a Party's direct costs and expenses incurred after the date hereof relative to the development, fabrication, manufacture, or distribution of the Video Games for the JV, (ii) a Party's costs and expenses incurred after the date hereof relative to its corporate overhead, administration of the JV, promotion of the Video Games, and negotiation for the JV, which overhead, administrative and general costs that are reasonable and fairly attributable to the JV shall be determined by mutual agreement of both Parties, (iii) a Party's out-of-pocket expenses incurred after the date hereof for the JV in developing the Improvements, and (iv) a Party's out-of-pocket legal and other expenses incurred in the preparation of this Agreement and the organization of the JV:

      "SUBJECT INTEREST" has the meaning set forth in Section 9.1(a);

      "TECHNICAL DATA" means documents containing technical information, engineering or production data, blueprints, drawings, plans, specifications, descriptions of assembly and manufacturing procedures, quality and inspection standards, test records and data, and other written materials owned and used by the JV or Teknik, and applicable to the design, development, manufacture, assembly, servicing, or sale of Video Games;

      "TECHNOLOGY" means Technical Data in human or machine readable form, inventions (whether or not patentable), works of authorship, products, Know-How, manufacturing methods, processes, concepts, designs, computer hardware and software, models, prototypes, automations, designs, and related information and things applicable to the design, development, manufacture, assembly, servicing, or sale of Video Games;

      "TEKNIK" has the meaning set forth in Section 3.4;

      "TERMS OF SALE" has the meaning set forth in Section 9.5;

      "THIRD PARTY EXPENSES" means any amounts owing by the JV or a Party on behalf of the JV to third parties unaffiliated with a Party;

      "UNAUTHORIZED TRANSFER" has the meaning set forth in Section 9.2; and

      "VIDEO GAMES" means video games developed and marketed by the JV pursuant to the JV Licenses;

      "WITHDRAWING MEMBER" has the meaning set forth in Section 9.1(a).

                        ARTICLE 2 - PRELIMINARY MATTERS

      2.1 THE EXISTING_PARISI LICENSED_PROPERTY. Concurrent with the execution of this Agreement as defined in Paragraph 4.4, Parisi and/or its affiliates shall assign its interest in the Existing Parisi Licensed Property to the JV. However, should this Agreement be terminated for any reason, the license will revert back to Parisi Sports, Inc.

                        ARTICLE 3 - FORMATION OF THE JV

      3.1 Name and Address. The name of the JV shall be "Teknik Parisi, LLC", or such other name hereafter selected by the Members. The principal place of business of the JV shall be 7377 E. Doubletree Ranch Road # 240, Scottsdale, Arizona.

      3.2 Registered Office and Registered Agent. John Ward is hereby designated as the registered agent of the JV for service of process in the State of Arizona. His office located at 3104 E. Camelback #509, Phoenix, Arizona 85016 is designated as the registered office of the JV in the State of Arizona. The JV may from time to time change its registered agent for service of process, the location of its registered office within the State of Arizona and the location of its principal place of business.

      3.3 Purpose and Powers of the JV. The purpose of the JV shall be to develop, manufacture, market, and sell video games for mobile and console applications, based on licensed television, motion picture, sports, comic book, celebrity and similar properties. The JV may also engage in other businesses that are either a direct or indirect outgrowth of or are reasonably related to the foregoing purpose. In order to carry out its purpose, the JV shall have and may exercise all powers now or hereafter conferred on limited liability companies by the Arizona Act and other laws of the State of Arizona and, without limitation, shall have the authority to execute, acknowledge, and deliver

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

instruments, and to do any and all things necessary, appropriate, proper, advisable, incidental to, or convenient, for the furtherance and accomplishment of its purpose and for the protection and benefit of the JV.

      3.4 Members. The names and the addresses of the initial Members are as follows:

Name                        Address
----                        -------
Teknik Digital Arts Inc.    7377 E. Doubletree Ranch Road #240
                            Scottsdale, Arizona 85258

Pep Pad, LLC                2-22 Banta Place,
                            Fair Lawn, New Jersey 07410

      The initial Members may withdraw, be replaced, or be removed from the JV, and new Members may be added, withdraw, be replaced, or be removed from the JV, all as provided in this Agreement.

      3.5 Fiscal Year. A "Fiscal Year" of the JV shall be a calendar year.

      3.6 Liability of Members. The Members shall not have any liability for the debts, obligations, or liabilities of the JV, except to the extent expressly provided in the Arizona Act.

      3.7 Restrictions on Transfer. Except as provided in Article 9, no Member shall have the right to sell, assign, pledge, transfer, encumber, or otherwise dispose of or alienate, all or any part of its Participating Interest in the JV without the prior written consent of the other Member in its sole discretion. Any purported sale, assignment, transfer, or other disposition by a Party of all or any part of its Participating Interest in the JV without such prior written consent shall be null and void and of no force and effect.

      3.8 Admission of Additional or Substitute Members. No substitute or additional Member shall be admitted to the JV, except as specifically set forth in this Agreement.

           ARTICLE 4 - CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS

      4.1 Participating Interests. The "Participating Interests" of the Members in the ownership of the JV are as follows:

Name                             Participating Interest
----                             ----------------------
Teknik Digital Arts Inc.                  50%

PEP PAD, LLC                              50%

      4.2 Allocation of Net Profits and Net Losses. The Net Profits and Net Losses of the JV for each Fiscal Year (or other period) shall be allocated to the Capital Account of each Member in accordance with the following table (the "Profit/Loss Allocation"):

                                 Allocations attributable to
                                 Video Games published pursuant
Name                                    to License
----                                    ----------
Teknik Digital Arts Inc.                 50%

PEP PAD, LLC                             50%

      4.3 Initial Capital Contributions. The initial capital contribution of each Member to the JV in cash or other property shall be as follows:

Name                             Initial Capital Contribution
----                             ----------------------------
Teknik Digital Arts Inc.                   $1,000

PEP PAD, LLC                               $    0.

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

      4.4 Equalization Transactions.

            (a)   Parisi shall:

                  (i) assign to the JV, in a form of assignment mutually acceptable to each of Teknik and Parisi (the "Parisi Assignment"), all of Parisi's right, title, and interest in and to the Existing Parisi Licensed Property, for the purposes of engaging in the activities set forth in
                        Section 3.3; and

                  (ii) make available for purchase by the JV the right to use all titles that Parisi hereafter obtains through its license negotiations; provided, that the purchase by the JV of such license rights shall be by mutual agreement of each of Teknik and Parisi.

            (b)   Teknik shall:

                  (i)   undertake the Development Activities; and

                  (ii) make certain Capital Expenditures on behalf of the JV, as more particularly set forth in Section 6.1, and otherwise contribute, as Reimbursable Expenses, funds necessary to finance the Development Activities; provided, that at any time and from time to time, Teknik may decide not to make such contributions but to rely on JV Financings negotiated, approved, and executed solely by Teknik during the term of this Agreement; and if such JV Financings are not available, Teknik will not be obligated to make such additional contributions; and

      4.5 Capital Account.

            (a) There shall be established for each Member on the books of the JV a capital account (a "Capital Account"). The Capital Account of a Member shall be: (i) credited with: (x) such Member's initial capital contribution, (y) allocations of Net Profits to such Member, and (z) additional capital contributions made by such Member, including, without limitation, Capital Expenditures, and (ii) decreased by: (x) allocations of Net Losses to such Member, and (y) distributions to such Member of Capital Expenditure Distribution Amounts or Net Distributions.

            (b) Upon the occurrence of any event specified in Treasury Regulation Section l.704-1(b)(2)(iv)(i), the Management Committee may cause the Capital Accounts of the Members to be adjusted to reflect the fair market value of the JV's assets at such time (as determined by the Management Committee in its sole discretion) in accordance with such regulation.

      4.6 Expenses; Distributions. Subject to Section 4.8, the gross cash receipts of the JV for a fiscal quarter from all sources, including, without limitation, cash from operations, JV Financings, or other sources, less reserves for returns and inventory obsolescence, shall be used: first, to pay Third Party Expenses incurred in such or prior fiscal quarters; second, to distribute the sum of the Capital Expenditure Distribution Amounts for such or prior fiscal quarters to the Member that incurred such Capital Expenditures; and, third, to pay to the Members the Reimbursable Expenses incurred by each in such or prior fiscal quarters; provided, that to the extent that the JV fails to pay the full amount of the sum of the Capital Expenditure Distribution Amounts, the unpaid balance of such amounts will be carried forward and become payable as an additional Capital Expenditure Distribution Amount in the next succeeding fiscal quarter; and provided further, that to the extent that the JV fails to pay the full amount of the Reimbursable Expenses incurred in such fiscal quarter: (i) the payments to a Party for Reimbursable Expenses will be made in proportion to the relative amounts of Reimbursable Expenses owed to each in such fiscal quarter, and (ii) any remaining amounts of Reimbursable Expenses will be carried forward and become payable as an additional Reimbursable Expense in the next succeeding fiscal quarter. Subject to Section 4.8, any amount remaining after the payments (and after reserves for returns and inventory obsolescence) provided for in the preceding sentence will be distributed to the Members (the "Net Distributions") in accordance with the distribution set forth in the following table (the "Distribution Allocation"):

                                   Distributions attributable to
                                 Video Games published pursuant to
                                                the
Name                                          License
----                                          -------
Teknik Digital Arts Inc.                        50%
Pep Pad, LLC                                    50%

      4.7 Liabilities. Liabilities shall be determined in accordance with GAAP; provided, that: (i) the Management Committee, in its sole discretion, may provide reserves for estimated accrued expenses, liabilities, or contingencies, whether or not in accordance with GAAP, and (ii) Reimbursable Expenses and Capital Expenditure Distribution Amounts shall constitute obligations of the JV.

      4.8 Limitation of Distributions. Distributions will be subject to the provision by the JV for: (i) all JV liabilities in accordance with the Arizona Act, and (ii) reserves for liabilities taken in accordance with Section 4.7. The unused portion of any reserve shall be distributed after the Management Committee has determined that the need therefor has ceased.

      4.9 Allocation of Income and Loss for `Fax Purposes. The JV's ordinary income and losses, capital gains, other losses, and other items as determined for Federal income tax purposes (and each item of income, gain, loss, or deduction entering into the computation thereof) shall be allocated to the Members in accordance with the Profit/Loss Allocation set forth in Section 4.2. Notwithstanding the foregoing sentence, Federal income tax items relating to any
Section 704(c) property shall be allocated among the Members in accordance with
Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to take into account the difference between the fair market value and the tax basis of such Section 704(c) property as of the date of its revaluation pursuant to Section 4.5(b) hereof. Items described in this Section 4.9 shall neither be credited nor charged to the Members' Capital Accounts.

      4.10 Determination by the Management Committee of Certain Matters. All matters concerning valuations and the allocation of taxable income, deductions, credits, Net Profits, and Net Losses among the Members including taxes thereon and accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the Management Committee, whose determination shall be final, conclusive, and binding as to all of the Members.

                        ARTICLE 5 - MANAGEMENT OF THE JV

      5.1 Management of the JV.

            (a) Management Committee. The business and affairs of the JV shall be governed in all respects by a committee (the "Management Committee") composed of two individuals (the "Member Representatives"), one of whom shall be appointed by each Member. The Management Committee shall be responsible for: (i) formulating the policy of the JV, (ii) determining initial and annual capital and operating budgets, (iv) authorizing individuals to carry out all material decisions regarding JV activities and operations, including decisions regarding material capital expenditures and investments, and (iii) monitoring the efforts and progress of such individuals to determine that such decisions are being properly implemented. In these regards, each of the Members agrees to devote the time and to exercise his best reasonable efforts to cause the JV to achieve its purposes, as set forth in Section 3.3.

            (b)   Meetings.

                  (i) The Management Committee shall meet at least once every month, or more or less frequently as determined by the Member Representatives. Management Committee meetings may be held in person, by telephone conference, or by use of similar communications equipment. Any action required or permitted to be taken by the Management Committee may be taken without a meeting if all of the Member Representatives consent in writing.

                  (ii) Special meetings of the Management Committee may be held upon the call of any Member Representative for any purpose. Written notice of each regular and special meeting shall be sent to each Member Representative not less than twenty-four hours before such meeting. Notice of any meeting need not be given to any Member Representative who shall submit, either before or after the meeting, a signed waiver of notice or who shall attend the meeting.

            (c) Term of Member Representatives. Each Member Representative shall hold office until his death, resignation, retirement, or removal by the Member that appointed him. If a vacancy shall occur in the Management Committee, the Member that appointed such vacating Member Representative may appoint his successor by giving written notice thereof to the other Member. Similarly, if either Member desires to replace its appointee, such Member may remove and replace such appointee at any time by giving written notice thereof to the other Member.

            (d) Compensation. Member Representatives shall not receive any salaries, fees, or other compensation or expense reimbursement from the JV in respect of their service on the Management Committee; any such compensation and reimbursement shall be the obligation of the Member designating the particular Member Representative.

            (e) Quorum. The presence, by proxy, in person, or by telephone, of both Member Representatives at any regular or special meeting of the Management Committee shall be necessary to constitute a quorum.

            (f) Vote. Each Member Representative shall vote the Participating Interest of the Member that appointed him.

      5.2 Actions of the Management Committee. At any meeting at which a quorum is present, the Management Committee shall act, except as otherwise provided herein, upon the vote of both Member Representatives, and such action shall be binding upon the Members and the JV.

      5.3 Unanimous Consent Matters. The JV shall not take, and the Management Committee shall not cause the JV to take, any of the following actions without the consent in favor thereof of both Members:

            (a)   waive any provision of this Agreement;

            (b) sell, transfer, or encumber a material part of the assets of the JV, or cause the JV to merge or consolidate with any other person or entity;

            (c) admit any additional Members or issue any additional ownership interests in the JV, except as permitted in Section 4.4(b)(ii);

            (d) enter into a joint venture, partnership, or similar arrangement with any person or entity other than sales, distribution, and license agreements entered into in the ordinary course of business of the JV:

            (e) enter into any transaction with, or make or incur any obligation to make any payment to, a Member or an affiliate of a Member, other than as expressly provided in this Agreement;

            (f) merge, reorganize, or restructure the JV, or register any securities in the JV pursuant to any provision of any applicable securities laws, except as permitted in Section 4.4(b)(ii); or

            (g) file a petition in voluntary bankruptcy; make an assignment for the benefit of creditors; consent to the appointment of a receiver or receivers of a material part of the property of the JV; or file a petition or answer seeking reorganization under the federal bankruptcy laws or any other applicable law or statute of the United States or any State thereof or any similar laws of any other jurisdiction,

      5.4 Management. The day-to-day operations of the JV, including manufacturing, marketing, and sales decisions, shall be managed by Teknik. Teknik shall report regularly to the Management Committee. Teknik shall select a general manager (the "Manager") reasonably satisfactory to the other Member and shall establish such other management positions as Teknik shall deem appropriate from time to time. The Manager shall be under a fiduciary duty to conduct the affairs of the JV in the best interests of the JV and its Members, including the safekeeping of all JV property and the use thereof for the exclusive benefit of the JV. The Manager may be removed by either Member for "good cause", which for purposes of this Agreement shall be limited to an act relating to the business of the JV which constitutes fraud, gross negligence, a willful violation of fiduciary duty, a willful usurpation of an opportunity of the JV, willful misconduct, or a willful failure to follow directions of the Management Committee. The removal of a Manager shall be effective upon written notice from either Member. Following removal of a Manager, a new Manager may be appointed by Teknik subject to Parisi's reasonable satisfaction. At any time when there is no Manager, the Manager's responsibilities shall be vested in Teknik. The Manager shall devote such time and effort as is necessary for the management of the JV and the conduct of its business in an efficient, thorough, and businesslike manner, devoting appropriate attention to all matters affecting the conduct of the JV's business.

      5.5 Communications. The Members shall promptly advise and inform each other of any transaction, notice, event, or proposal, other than in the ordinary course of business of the JV, of which they become aware that directly relates to the management and operation of the JV or to any assets of the JV, to the extent any such matter does or could materially affect, either adversely or favorably, the JV, its business, or its assets.

                             ARTICLE 6 - COVENANTS

      6.1 Capital Expenditures.

            (a) Teknik shall devote adequate resources to the JV, subject to its right to rely on JV Financings as provided in Section 4.4(b), to engage in such Development Activities as are needed or desirable for the JV to achieve its purposes set forth in
                  Section 3.3.

            (b) Consistent with capital budgets approved by the Management Committee, Teknik shall have the exclusive authority to commit to and make Capital Expenditures on behalf of the JV; provided, that a Capital Expenditure in excess of $100,000.00 shall require the prior written consent of Parisi, such consent not to be unreasonably withheld. Any equipment or capital assets purchased by Teknik on behalf of the JV shall be the property of the JV.

      6.2 Improvements; Protection of Rights in Improvements.

            (a) The JV shall devote adequate resources to the Development Activities in the furtherance of the development of the Video Games and to the research and development of Improvements to maximize the exploitation by the JV of the JV Licenses. Teknik shall present such Improvements to the JV and shall provide all information regarding such Improvements reasonably necessary for the JV to determine whether or not to endeavor to have patent letters issued for such Improvements. Such improvements are the intellectual property of the JV and the JV will have sole and exclusive control of any and all matters pertaining to said Improvements.

            (b) Parisi shall promptly consult with Teknik on any actions or events that could materially impact the value of the Existing Parisi Licenses assigned to the JV, including litigation.

                   ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

      7.1 Parisi Representations and Warranties. Parisi hereby represents and warrants to Teknik as follows:

            (a) Due Organization and Good Standing. Parisi is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its assets and properties and to carry on its business as now conducted. Parisi is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an adverse effect material to Parisi,

            (b) Authorization and Validity of Agreements. Parisi has the full corporate power and authority to enter into, execute, and deliver this Agreement and the Parisi Assignment and to perform fully its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Parisi Assignment, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Parisi. No other action is necessary for the authorization, execution, delivery, and performance by Parisi of this Agreement and the Parisi Assignment and the consummation by Parisi of the transactions contemplated hereby and thereby. This Agreement and the Parisi Assignment have been duly executed and delivered by Parisi and constitute valid and legally binding obligations of Parisi enforceable against it in accordance with their terms.

            (c) No Governmental Approvals or Notices. Neither the execution and delivery by Parisi of this Agreement and the Parisi Assignment, the performance by Parisi of its obligations hereunder and thereunder, nor the performance by Parisi of any action contemplated hereby or thereby requires any consent, approval, order, or authorization of, or registration or filing with, or the giving of notice to, any governmental or public body or authority.

            (d) No Conflict. Neither the execution and delivery by Parisi of this Agreement and the Parisi Assignment, the performance by Parisi of its obligations hereunder and thereunder, nor the performance by Parisi of any action contemplated hereby or thereby will: (i) violate (with or without the giving of notice or the lapse of time or both) any law, rule, regulation, order, judgment, or decree, or (ii) conflict with or result in the breach or violation of, or constitute (or with or without the giving of notice or the lapse of time, or both, would constitute) a default under: (x) the partnership agreement of Parisi, or (y) any instrument, contract, or other agreement to which Parisi is a party or by or to which its assets or properties are bound or subject, including without limitation the License.

      7.2 Teknik Representations and Warranties. Teknik hereby represents and warrants to Parisi as follows:

            (a) Due Organization and Good Standing. Teknik Digital Arts Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its assets and properties and to carry on its business as now conducted. Teknik is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an adverse effect material to Teknik.

            (b) Authorization and Validity of Agreements. Teknik has the full authority to enter into, execute, and deliver this Agreement and to perform fully its obligations hereunder. No other action is necessary for: (i) the authorization, execution, delivery, and performance by Teknik of this Agreement, or (ii) the consummation by Teknik of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Teknik and constitutes a valid and legally binding obligation of Teknik enforceable against it in accordance with its terms.

            (c) No Governmental Approvals or Notices. Neither the execution and delivery by Teknik of this Agreement, the performance by Teknik of its obligations hereunder, nor the performance by Teknik of any action contemplated hereby, requires any consent, approval, order, or authorization of, or registration or filing with, or the giving of notice to, any governmental or public body or authority.

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

            (d) No Conflict. Neither the execution and delivery by Teknik of this Agreement, the performance by Teknik of its obligations hereunder, nor the performance by Teknik of any action contemplated hereby will: (i) violate (with or without the giving of notice or the lapse of time or both) any law, rule, regulation, order, judgment, or decree, or (ii) conflict with or result in the breach or violation of, or constitute (or with or without the giving of notice or the lapse of time, or both, would constitute) a default under any instrument, contract, or other agreement to which Teknik is a party or by or to which his assets or properties are bound or subject.

                        ARTICLE 8 - TERM AND TERMINATION

      8.1 Term. The JV shall continue to operate for an initial term of ten years (the "Initial Term"), subject to earlier termination as set forth herein. If not terminated during or at the end of the Initial Term, the JV shall continue to operate for successive additional five year terms ("Additional Terms") unless a party notifies the other party in writing within one hundred eighty (180) days of the renewal date that it wishes to terminate the JV.

      8.2 Termination. The JV shall be dissolved as set forth below:

            (a)   by the mutual agreement of both Members;

            (b) by the remaining Member, in the event the JV is required by a court of competent jurisdiction to recognize an Unauthorized Transfer, as set forth under Article 9.2 hereof;

            (c) by the remaining Member, in the event the other Member withdraws, pursuant to Article 9.4 hereof;

            (d)   upon a Change of Control of Teknik;

            (e) upon the exercise by Parisi of its Membership Interest Conversion Rights under Article 10 of this Agreement; or

            (f)   upon the giving of at least ninety days' prior written notice:

                  (i) by either of the Members, effective at the end of the Initial Term or any Additional Term,

                  (ii) by either Member in the event the other Member has materially breached its obligations under this Agreement and fails to cure such breach within thirty days of receipt of written notice from the non-breaching Member of such breach.

                  (iii) by either Member at any time following the end of the first year of the Initial Term if the JV does not secure JV Financing adequate to fund the activities of JV, but only if Teknik is not funding the Reimbursable Expenses of the JV, or

                  (iv) by either Member in the event the other Member is in bankruptcy proceedings or has entered into an assignment for the distribution of assets to creditors.

      8.3 Dissolution. In the event the JV is dissolved, Parisi shall serve as the managing Member over such dissolution (the "Liquidating Member") for the JV:
(i) to liquidate all inventory, and (ii) to sell any equipment and other assets owned by the JV. Upon the dissolution of the JV, the Liquidating Member shall pay out of JV assets, first the expenses of winding up, liquidation, and dissolution of the JV, and thereafter all of the remaining assets of the JV shall be distributed in the following order:

            (a) to creditors, including the Members, in the order of priority as provided by law; provided, that repayment of Capital Expenditure Distribution Amounts and Reimbursable Expenses to Members shall be made in accordance with the Distribution Allocation, as set forth in Section 4.6; and provided further, that the excess of the amount of any Capital Expenditure over the prior distributions of Capital Expenditure Distribution Amounts made with respect to such Capital Expenditure shall be deemed to be a Capital Expenditure Distribution Amount for purposes of this Section 8.3(a); and

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

            (b) to each Member in an amount equal to such Member's Capital Account and thereafter in accordance with their respective Distribution Allocation, as set forth in Section 4.6. Any gain or loss attributable to the termination of the JV shall be allocated among the Members in accordance with their respective Profit/Loss Allocation, as set forth in Section 4,2.

          ARTICLE 9 - TRANSFERS OF PARTICIPATING INTERESTS; WITHDRAWAL

      9.1 Transfers of Participating Interests.

            (a)   Death, Divorce, or Bankruptcy of a Member.

                  (i) In the event of the death of a Member (which for purposes of this Section 9.1 shall be deemed to cover the death, divorce, or bankruptcy of an individual owning a controlling interest in a Member that is a business entity), where the Participating Interest owned by the bankrupt or divorcing Member is or would be transferred in any manner to any other person as a result of the death, divorce, or bankruptcy of the Member (the deceased, divorcing, or bankrupt Member is referred to as the "Withdrawing Member"), the JV shall have the option to purchase and acquire from the estate of the Withdrawing Member, the Member, or any other person, all of the Participating Interest which the Withdrawing Member owned at the time of his death, divorce, or bankruptcy at the price and upon the terms and conditions set forth herein. Such purchase shall be closed within thirty days following the death of the Withdrawing Member or the agreement or order authorizing or compelling the transfer of the Member's Participating Interest as a result of the divorce or bankruptcy of the Withdrawing Member. The Participating Interest subject to the obligations set forth in the preceding sentence shall be referred to herein as the "Subject Interest." In the event that the JV shall be prohibited by law from purchasing the Subject Interest, or any portion thereof or elect not to purchase the Subject Interest, or any portion thereof, the remaining Member of the JV shall have the option to purchase and acquire the Subject Interest or the portion thereof which the JV does not purchase at the same price and upon the same terms and conditions applicable to the purchase thereof by the JV. Upon the occurrence of any of the foregoing, the Withdrawing Member or the personal representative of the Member shall be obligated to sell and convey the Subject Interest to the JV or the remaining Member at such price and upon the terms and conditions hereinafter Set forth.

                  (ii) The purchase price for the Subject Interest shall be that price agreed to by the Withdrawing Member, the personal representative of the Withdrawing Member, or any other legal representative of the Withdrawing Member, as applicable, and the JV or the remaining Member, as applicable.

            (b)   Death of a Member's Spouse.

                  In the event of the death of a spouse (the "Deceased Spouse") of a Member (the "Member Spouse") under circumstances in which by the will of the Deceased Spouse or by the laws of intestate succession the community interest of the Deceased Spouse in any Member's Participating Interest would pass to or vest in a person other than the Member Spouse, either legally or beneficially, the Member Spouse shall have the option to purchase from such other person or the estate of the Deceased Spouse the community interest of the Deceased Spouse in such Participating Interest, and such other person and/or the estate of such Deceased Spouse shall sell any Member's Participating Interest to the Member Spouse, at the price determined in accordance with Section 9.1(a)(ii).

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

            (c)   Divorce of a Member.

                  In the event of the divorce of a person that has ownership in, or contractual rights to control, a Member (the "Divorced Member") under circumstances in which such person's spouse (the "Divorced Spouse") has or receives any interest in or to any Member's Participating Interest by community property rights or otherwise, the Divorced Member shall have the option to purchase from the Divorced Spouse any and all interest of the Divorced Spouse in or to any Member's Participating Interest, and the Divorced Spouse shall sell any such interest in and to such Member's Participating Interest to the Divorced Member, at the price determined in accordance with Section 9.1(a)(ii).

            (d)   Liens and Security Interests.

                  No Member shall pledge, mortgage, hypothecate, or grant (or permit or suffer to attach) any lien or security interest in his or her Participating Interest without the prior written consent of the other Member, which approval shall not be unreasonably withheld.

            (e)   Parties Bound.

                  The provisions of this Section 9.1 shall be binding on each Member of the JV, and on the spouses, heirs, executors, administrators, successors, and assigns of each such Member.

      9.2 Unauthorized Transfers. Any purported transfer of any Member's Participating Interest which does not comply with the conditions set forth in
Section 9.1 (an "Unauthorized Transfer") shall be null and void and of no force or effect whatsoever; provided, that if the JV is required by a court of competent jurisdiction to recognize an Unauthorized Transfer, then the person to whom such Participating Interest is transferred shall have only the rights of an assignee with respect to such Interest, and the remaining Member may terminate this Agreement pursuant to Section 8.2. Any distributions with respect to such transferred Participating Interest may be applied (without limiting any other legal or equitable rights of the JV) towards the satisfaction of any debts, obligations, or liabilities for damages that the transferor or transferee of such transferred Participating Interest may have to the JV.

      9.3 Rights of Assignee. An assignee under Section 9.2 shall be entitled to distributions pursuant to Article 4 with respect to the Participating Interest transferred to such assignee. An assignee, in such capacity: (a) shall have no right to vote or otherwise participate in JV matters, (b) shall take no part in the management of the JV's business and affairs or transact any business on behalf of the JV, (c) shall have no right to any notices provided hereunder, (d) shall have no power to sign on behalf of, or to bind, the JV, (e) shall have no right to any information or accounting of the affairs of the JV, (f) shall not be entitled to inspect the books or records of the JV, and (g) shall not have any other rights of a Member under the Arizona Act or this Agreement, other than those described in the first sentence of this Section 9.3.

      9.4 Withdrawal of Members. Except as provided herein, a Member shall have the right to withdraw from the JV, but shall have no right to withdraw capital from the JV. Upon the written notice of a Member to withdraw, the remaining Member may terminate this Agreement pursuant to Section 8.2. Upon the written notice of a Member to withdraw and the continuation of the JV by the remaining Member, the withdrawn Member shall not receive any distribution for its Participating Interest, shall no longer be obligated to make additional capital contributions, shall remain obligated for liabilities and obligations incurred or accrued hereunder or by the JV prior to such withdrawal, and shall have (or may exercise) only those rights, if any, determined by the remaining Member.

                    ARTICLE 10 - CONVERSION OF JV INTERESTS

      10.1 Membership Interest Conversion Right. Commencing one year after the date of this Agreement, Parisi shall have the right (the "Membership Interest Conversion Right"), at its option at any time, to convert its Membership interest (except that upon any liquidation of the JV the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable to the Members) into such number of fully paid and nonassessable shares of Common Stock obtained by dividing the value of Parisi's Membership Interest (the "Membership Interest Conversion Value") by the prior 90 day average market price per share of the Common Stock on a recognized stock exchange at the time of conversion if Teknik is a publicly traded company, or if private, as determined in good faith by the Board of Directors of Teknik. For purposes of this Article 10, the Membership Interest Conversion Value shall be, but not to exceed one million shares of Teknik common stock:

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

            (a) ten (10) times the share of the net pre-tax earnings of the JV for the most recent Fiscal Year allocated to Parisi; and

Such right of conversion shall be exercised by Parisi by giving written notice to Teknik of its election to convert its Membership Interest into Common Stock at any time during Teknik's usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall he issued.

      10.2 Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 10.1 of the Membership Interest to be converted, Teknik shall issue and deliver, or cause to be issued and delivered, to Parisi, registered in such name or names as Parisi may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of the Membership Interest. To the extent permitted by law, such conversion shall be deemed to have been effected and the Membership interest Conversion Value and the per share value of the Common Stock shall be determined as of the close of business on the date on which such written notice shall have been received by Teknik, and at such time the rights of Parisi in respect of the JV shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

      10.3 No Fractional Shares. No fractional shares shall be issued upon conversion of the Membership Interest into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this
Section 10.3, be delivered upon such conversion, Teknik, in lieu of delivering such fractional share, shall pay to Parisi upon conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of Teknik.

      10.4 Change of Control of Teknik. Upon a Change of Control of Teknik, Parisi shall have the right to exercise its Membership Interest Conversion Right under this Article 10 following the Change of Control but prior to the dissolution of the JV.

                           ARTICLE 11 - MISCELLANEOUS

      11.1 Confidentiality. Each Member agrees that it shall not, directly or indirectly, without the prior written consent of the other Member, use for its own benefit (except as a Member) or disclose to any person any information, trade secrets, confidential customer information, patents, patent rights, Technical Data, or Know-How relating to the products, processes, methods, equipment, or business practices of the JV or the other Member, except: (a) to the extent the Member can clearly show any of the foregoing is, or has become, available to the public other than as a result of disclosure by such Member or any of its affiliates or the directors, officers, employees, agents, advisors, and controlling persons of it or any of its affiliates, (b) as may be required by law, (c) as a Member may disclose to its business, financial, and legal advisors (under confidentiality agreements, as appropriate or necessary), or (d) to the extent the Member can clearly show any of the foregoing is received by such Member in a non-confidential manner from a third party having the right to disclose such information, or was already in such Member's possession prior to negotiations related to this Agreement. If a Member is required by applicable law or regulation or by legal process to disclose any of the foregoing, it will provide the other Member with prompt notice thereof, to the extent practicable under the circumstances, to enable it to seek an appropriate protective order. In the event the JV is dissolved, each Member shall return to the other Member all confidential documents (and all copies thereof) in its possession, or will certify to the others that all such documents not returned have been destroyed. This confidentiality provision shall survive the expiration or termination of this Agreement for a period of five years.

      11.2 Public Announcements. Except as may otherwise be required by law, neither Member shall make any public announcement with respect to the JV or any of the transactions contemplated by this Agreement or the agreements entered into in connection herewith without the prior consent of the other Member,

      11.3 Affiliate Transactions. The Members shall not cause or permit the JV to enter into any agreement or arrangement with a Member or any affiliate thereof, other than on commercially reasonable arms-length terms,

      11.4 Books and Records. The books and records of the JV shall be maintained by Teknik at the principal offices of the JV. Parisi shall have the right to inspect, audit, and copy said books and records upon reasonable notice and at reasonable times. Within forty-five days after the close of each fiscal quarter, Teknik or the

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

Manager shall provide each Member with a balance sheet, income statement, and statement of sources and uses of cash for the month then ended, together with a comparison of actual and budgeted results. Within ninety days following the end of each fiscal year, Teknik or the Manager shall provide each Member with the statements required above for the year then ended, together with a comparison of actual and budgeted results. The Manager shall provide the Members with such additional reports and information relating to the JV as the Members may reasonably request from time to time in writing.

      11.5 Tax Matters; Accountants. The accountants for the JV shall be the accounting firm selected by the Management Committee. All tax returns of the JV shall be prepared by such accounting firm. As soon as practicable after the end of each year, the Manager or the Accountants shall provide all Members with all information necessary to complete the income tax returns for the JV and the Member's taxable income or loss, deductions, and other items relating to the operating results of the JV. The Manager or the Accountants shall cause all income tax returns for the JV to be prepared and timely filed, and shall furnish a copy thereof to each Member promptly after the filing thereof. The Members intend that the JV be treated as a partnership for Federal income tax purposes. The JV shall maintain a capital account for each Member in accordance with Treasury Regulation Section 1.704-1(b). The JV's taxable income and tax losses shall be allocated pro rata based on Participating Interests. Teknik shall be designated to act as the "Tax Matters Partner" within the meaning of Section 623(a)(7) of the Internal Revenue Code of 1986, as amended. Distributions made in connection with a sale of all or substantially all of the JV's assets or a liquidation of the JV shall be made in accordance with the Capital Account balances of the Members within the time period set forth in Treasury Regulation
Section 1.704-1(b)(2)(ii)(B)(3).

      11.6 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the JV or of any Member.

      11.7 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

      11.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      11.9 Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original, and all of which shall together constitute but one and the same instrument.

      11.10 Notices. All notices or other communications relating to this Agreement shall be in writing and shall he deemed to have been duly given upon receipt by personal delivery, facsimile transmission, or by registered, certified, or express mail, postage prepaid, addressed as set forth in Section
3.4. Any party may change the address to which such notices are to be sent by giving written notice of such change in the manner provided herein for giving notice

      11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without giving effect to the conflicts of law principles of such State.

      11.12 Tax Code References. References to sections of the U.S. Tax Code or Treasury Regulations shall be deemed to be references to any amendments or substitutions thereof.

      11.13 Amendments. This Agreement may be amended only by unanimous vote of the Management Committee.

      IN WITNESS WHEREOF, the undersigned have duly executed this Joint Venture and Limited Liability Company Agreement as of the date first written above.

MEMBERS:

TEKNIK DIGITAL ARTS, INC.                   PEP PAD, LLC.

By: /s/ John Ward                           By: /s/ Bill Parisi
    -----------------------------               -------------------------------
    Name: John Ward                             Name: Bill Parisi
    Title: Chairman                             Title: Managing Member

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